As filed with the Securities and Exchange Commission on February 2, 2011
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PAID, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	73-1479833
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

4 Brussels Street, Worcester, Massachusetts 01610 (508-791-6710)
(Address of Principal Executive Offices)(Zip Code)

PAID, INC. 2011 NON-QUALIFIED STOCK OPTION PLAN
(Full title of the Plan)

Gregory Rotman
President
Paid, Inc.
4 Brussels Street, Worcester, MA 01610
(508) 791-6710
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

with a copy to:
Michael A. Refolo, Esq.
Mirick, O’Connell, DeMallie & Lougee, LLP
100 Front Street, Worcester, MA 01608
(508) 929-1622

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated Filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.001 par value	30,000,000(2)	$.2375	$7,125,000	$827.22

(1)           Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, on the basis of the average of the high and low reported price of the Common Stock as reported on the National Association of Securities Dealers OTC Bulletin Board on January 31, 2011.

(2)           This Registration Statement covers 30,000,000 shares of common stock of Paid, Inc. that are being registered pursuant to the PAID, Inc. 2011 Non-Qualified Stock Option Plan (the “Plan”).  This Registration Statement also relates to such presently indeterminable number of additional shares of Common Stock registered hereunder as may be issued in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other similar change in Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428.  Upon request, the Registrant will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are hereby incorporated by referenced into this Registration Statement.

(a)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)
All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s documents referred to in paragraph (a) above; and

(c)
The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 10 (Registration No. 0-28720), filed with the Securities and Exchange Commission on August 20, 1996 under the Exchange Act with the Securities and Exchange Commission.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

 Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Article Tenth of the Registrant’s Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.  Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:  for any breach of their duty of loyalty to the corporation or its stockholders, or for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or for any transaction from which the director derived an improper personal benefit.

The Registrant’s Bylaws provide that, to the fullest extent permitted by Delaware General Corporation Law, its directors and officers shall be indemnified, and employees and agents may be indemnified, against expenses, including attorneys’ fees incurred in connection with any proceeding arising out of their status as such.  Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, and agent if such director, officer or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.  In addition, the Registrant’s Bylaws provide that the Registrant is required to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by an officer or director provided that we have received a written undertaking by or on his behalf to repay the amount we paid or reimbursed if it shall ultimately be determined that the standard of conduct was not met.

The Registrant also maintains director and officer insurance coverage.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Number	Description

4.1*	Specimen Common Stock Certificate (Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form SB-2 (Reg. No. 333-48542))

5**	Legal Opinion of Mirick, O’Connell, DeMallie & Lougee, LLP

23.1**	Consent of Mirick, O’Connell, DeMallie & Lougee, LLP (contained in its opinion filed as Exhibit 5).

23.2**	Consent of CCR LLP

24**	Power of Attorney

99.1**	PAID, Inc. 2011 Non-Qualified Stock Option Plan, as amended
----------
*
Incorporated by reference.  In accordance with Rule 411 promulgated pursuant to the Securities Act, reference is made to the documents noted which have been previously filed with the Commission, and are incorporated by reference herein.

**	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)                                Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Worcester, Massachusetts, on February 2, 2011.

PAID, INC.

By:	/s/ Gregory Rotman
Gregory Rotman, President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory Rotman and Richard Rotman, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory Rotman	Director, President and Chief Executive Officer (Principal Executive Officer)	February 2, 2011
Gregory Rotman

/s/ Richard Rotman	Director, Chief Operating Officer, Vice President and Secretary	February 2, 2011
Richard Rotman

/s/ Andrew Pilaro	Director	February 2, 2011
Andrew Pilaro

/s/ Christopher Culross	Treasurer and Chief Financial Officer (Principal Financial Officer)	February 2, 2011
Christopher Culross

EXHIBIT INDEX

Exhibit Number

4.1*	Specimen Common Stock Certificate (Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form SB-2 (Reg. No. 333-48542))

5**	Legal Opinion of Mirick, O’Connell, DeMallie & Lougee, LLP

23.1**	Consent of Mirick, O’Connell, DeMallie & Lougee, LLP (contained in its opinion filed as Exhibit 5)

23.2**	Consent of CCR, LLP

24**	Power of Attorney

99.1**	PAID, Inc. 2011 Non-Qualified Stock Option Plan, as amended

------------

*
Incorporated by reference.  In accordance with Rule 411 promulgated pursuant to the Securities Act, reference is made to the documents noted which have been previously filed with the Commission, and are incorporated by reference herein.

**	Filed herewith.